Exhibit 10.8

KARYOPHARM THERAPEUTICS INC.

October 19, 2010

Sharon Shacham, Ph.D.
15 Bontempo Rd.
Newton, MA 02459

Dear Sharon:

On behalf of Karyopharm Therapeutics Inc. (the “Company”), I am very pleased to offer you the position of Acting President and Chief Executive Officer, Chief Scientific Officer and Head of Research and Development of the Company.

The terms of your position with the Company are as set forth below:

1.                                      Position.  On the Commencement Date, as defined in Section 2, you will become the Acting President and Chief Executive Officer, Chief Scientific Officer and Head of Research and Development of the Company.  You will serve as Acting President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”) until a replacement Chief Executive Officer is appointed by the Board.  After the appointment of a replacement Chief Executive Officer, your position will continue as Chief Scientific Officer and Head of Research and Development, reporting to the Company’s Chief Executive Officer.  In each of your roles you will have the responsibilities customarily associated with such position and those that are assigned to you by the Company’s Board or, when hired, the Company’s full-time Chief Executive Officer. During the term of your employment with the Company, you will devote your full professional time and efforts to the business of the Company, except that you may engage in the business activities and other activities described on Appendix A of this letter, and other activities that may be approved in advance by the Company’s Board.  You will be an observer to the Board.

2.                                      Commencement Date.  You will commence your new position with the Company, effective on October 22, 2010 (the “Commencement Date”).

3.                                      Compensation.

a.                                      Base Salary.  You will be paid an annual base salary of Two Hundred Eighty Thousand Dollars ($280,000).  Your base salary will be payable pursuant to the Company’s regular payroll policy.  Your salary will be reviewed annually and may be increased by the Board in connection with any such review.

b.                                      Bonus Program.  You will be eligible for an annual bonus (commencing with a pro rated bonus for 2010 based on your start date) that targets thirty-five percent (35%) of your annual base salary based upon achievement of certain performance goals and corporate milestones established by the Board in consultation with you. Achievement of goals will be determined in the sole discretion of the Board or a Compensation Committee of the Board.  To earn any part of the bonus, you must be employed on December 31st of the applicable bonus year and such bonus shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates.

c.                                       Option Grant.  As soon as practicable after the Commencement Date, subject to Board approval, the Company will grant to you a non-qualified stock option for the purchase of 629,572 shares of the Company’s Common Stock, $.0001 par value per share (the “Common Stock”) at a purchase price of $.01 per share (the “Initial Option”).  The Initial Option shall vest as follows: 25% of the shares underlying the Initial Option to vest on the first anniversary of the Commencement Date and an additional 2.0833% of the shares to vest each month thereafter over the following thirty-six (36) months.

In addition, the Company will grant to you an additional option for the purchase of 209,857 shares of the Common Stock at a purchase price of $.01 per share (the “Project Option”).  The Project Option will vest on the first anniversary of the Commencement Date if certain operational goals are met as established by the Board or the Compensation Committee at the time of grant.

The Initial Option and the Project Option, including, but not limited to the foregoing vesting provisions, will each be subject to the terms of the Company’s standard form of non-qualified stock option agreement (the “Stock Option Agreement”) and the Company’s 2010 Stock Incentive Plan (the “Plan”).

d.                                      Withholding.  The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.                                      Benefits.

a.                                      Vacation and Holidays. You will be eligible for three weeks of paid vacation each year and Company paid holidays consistent with the Company’s vacation policy offered to other executive level employees of the Company.

b.                                      Other.  You will be eligible to participate in such medical, retirement and other benefits as are approved by the Board and made available to other executive level employees of the Company.

As is the case with all employee benefits, such benefits will be governed by the terms and conditions of applicable plans or policies, which are subject to change or discontinuation at any time.

5.                                      At-Will Employment.  Your employment with the Company is and shall at all times during your employment hereunder be “at-will” employment.  The Company or you may terminate your employment at any time for any reason, with or without Cause, as defined in Section 6(d), and with or without notice.  The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and the Board.

6.                                      Termination of Employment

a.                                      If you resign your employment with the Company or if the Company terminates your employment other than for “Cause” you will receive: (i) any unpaid base salary for services rendered prior to the date of termination or resignation; (ii) any earned but unpaid annual bonus for any year prior to the year in which termination of employment occurs; (iii) reimbursement of any un-reimbursed business expenses incurred as of the date of termination or resignation in accordance with the Company’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the effective resignation or termination date; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter agreement (collectively, clauses (i) through (v) shall be referred herein as the “Accrued Benefits”), and you will not be entitled to any other compensation except as the Board may otherwise agree in its sole discretion.  If the Company terminates your employment for Cause, at any time, then you will receive no additional compensation other than the Accrued Benefits, except that the benefits described in this Section 6(a)(ii) shall not be paid to you.

b.                                      The Board has not established a severance program for its executive officers but will consider such a program at one of its Board meetings in 2011, provided that the decision to adopt such a program and the scope of any such program will be at the Board’s sole discretion.

c.                                       If your employment terminates because of your death or Disability, then you will receive the Accrued Benefits.  For purposes of this letter agreement, “Disability” shall be defined as your inability to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.  Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity you incur a “separation from service” within the meaning of such term under Code Section 409A you shall on such date automatically be terminated from employment as a Disability termination.

d.                                      For purposes of this letter agreement, “for Cause” shall mean: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, willful misconduct, neglect of duties, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal or state securities law; (iv) the conviction of a felony or any crime involving moral turpitude, including a plea of guilty or nolo contendre; (v) a material breach of any of the Company’s written policies related to conduct or ethics; or (vi)

a material breach of the Nondisclosure and Inventions Assignment Agreement executed in accordance with Section 7 of this letter agreement.

7.                                      Employee Confidentiality Agreement.  As an employee of the Company, you will have access to certain Company and third party confidential information and you may during the course of your employment develop certain information or inventions which will be the property of the Company.  To protect the interest of the Company you agree to sign the Company’s standard “Non-Disclosure and Inventions Assignment Agreement” as a condition of your employment, a copy of which has been provided.

8.                                      Resolution of Disputes.  Any controversy or claim arising out of or relating to your employment, this letter agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 8; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA.  The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based.  Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable.  Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this letter agreement or your employment.

The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration.  The Company and you each shall separately pay its or your own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being held in court unless otherwise provided by law.  The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to whether this letter agreement or any provision of this letter agreement is subject to arbitration.

9.                                      No Inconsistent Obligations.  By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter agreement or that would be violated by your employment by the Company.  You agree that you will not take any action on behalf of the Company or cause the Company to take any action that will violate any agreement that you have with a prior employer.

10.                               Indemnification and Liability Insurance.  The Company will provide you certain rights to indemnification as set forth in the Company’s standard form of indemnification agreement for executive officers and directors.

11.                               Miscellaneous.

a.                                      This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

b.                                      The Company may only assign this letter agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided, that such successor expressly agrees to assume and perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place, and “Company” shall include any such successor that assumes and agrees to perform this letter agreement, by operation of law or otherwise.

c.                                       No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

I look forward to your joining the Company to create a successful company, and I am confident that your employment with the Company will prove mutually beneficial.  If you have any further questions or require additional information, please feel free to contact me.

[Signatures appear on following page]

Sincerely,

KARYOPHARM THERAPEUTICS INC.

		By:	/s/ Michael Kauffman
Michael Kauffman
Director

I hereby agree to the foregoing terms of employment:

Agreed:	/s/ Sharon Shacham, Ph.D.
Sharon Shacham, Ph.D.

Date:	12/11/2010

Appendices:	Appendix A — Other Activities

Attachments:	Non-Disclosure and Inventions Assignment Agreement

Appendix A

APPROVED ACTIVITIES

Employee may serve on the boards of directors of non-profit organizations; participate in charitable, civic, educational, professional, community or industry affairs; and manage Employee’s passive personal investments; and Employee may serve as a director or may participate as an investor in the following companies:

[To be Listed]

provided, in each case, such activities in the aggregate do not materially interfere with Employee’s duties or create a potential business or fiduciary conflict.

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (this “Amendment”), dated as of the 6th day of December, 2010, is entered into by and between Karyopharm Therapeutics Inc. (“Karyopharm”), having a place of business at 15 Bontempo Road, Newton, MA 02459, and Sharon Shacham (the “Executive”), residing at 15 Bontempo Road, Newton, MA 02459.  Karyopharm and the Executive are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties wish to amend the Employment Agreement entered into on October 19, 2010 (the “Original Agreement”) by and between Karyopharm and the Executive on the terms set forth in this Amendment.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I—AMENDMENTS TO ORIGINAL AGREEMENT

1.1                               Section 6(b) of the Original Agreement is hereby amended and restated in its entirety to be and read as follows:

“If the Company terminates your employment other than for “Cause” or if you terminate your employment for “Good Reason” after a Change of Control, as such terms are defined below, subject to you providing the Company with a fully effective separation agreement that includes a general release of claims in a form and manner reasonably satisfactory to the Company (the “Release”) within the 30-day period following the date of termination, the Company shall, in addition to the amounts payable under paragraph (a), pay you severance pay in the form of continuation of your base salary for six (6) months (the “Severance Period”) in accordance with the Company’s payroll practice, beginning on the Company’s first regular payroll date that occurs 30 days after the date of termination (the “Severance Benefits”).  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment.  To the extent that any Severance Benefit constitutes “non-qualified deferred compensation” under Section 409A of the Code, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  Notwithstanding the foregoing, the Severance Benefits will be reduced dollar for dollar by any compensation you receive from another employer during the period between the date of termination of your employment and the end of the Severance Period if you become re-employed during such period.  You agree to give prompt written notice of any employment during the Severance Period and to respond promptly to any reasonable inquiries concerning your professional activities.  If the Company makes any overpayment of Severance Benefits, you agree to promptly return any such overpayment to the Company.  The foregoing shall not create any obligation on your part to seek reemployment after the date of termination of your employment.

For purposes of this paragraph, the following terms will have the following meanings:

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(i)                                     “Good Reason” shall mean that you have complied with the “Good Reason Process,” as defined below, following the occurrence of any of the following events after a Change of Control: (i) a material diminution in your responsibilities, authority or duties; (ii) you are made to report to anyone other than the surviving company’s Board or Chief Executive Officer; or (iii) the surviving company’s corporate headquarters are located outside Massachusetts.

(ii)                                  “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within ten (10) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(iii)                               “Change of Control” shall mean any of the following:

1.  any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) in such case other than as a result of an acquisition of securities directly from the Company; or

2.  the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the incumbent Board before the date of the appointment or election, provided, further that directors whose initial assumption of office is in connection with an actual or threatened election contest related to the election of directors of the Company will not be considered as members of the incumbent Board for purposes of this paragraph for a period of twelve (12) months following such initial assumption; or

3.  the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than

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fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any,), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of this Agreement.”

ARTICLE II—MISCELLANEOUS

2.1                               Original Agreement, as Amended.  Other than as set forth in this Amendment, the Original Agreement remains unchanged and in full force and effect, and in the event that there is any conflict between the terms of this Amendment and the Original Agreement, the terms of this Amendment will prevail.

2.2                               Multiple Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

2.2                  Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts (without regard for conflicts of law principles), and disputes, if any, shall be subject to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Employment Agreement to be executed as of the Effective Date.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Michael Kauffman
Name: Michael Kauffman
Title: Director

EXECUTIVE

By:	/s/ Sharon Shacham
Sharon Shacham